UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   October 14, 2004

Ballistic Recovery Systems, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-15318	41-1372079
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Airport Road, South St. Paul, MN	55075-3541
(Address of principal executive offices)	(Zip Code)

(651) 457-7491

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement

On October 14, 2004,  Ballistic Recovery Systems, Inc., a Minnesota corporation (the “Company”) and Mark B. Thomas entered into a Resignation, Consulting, Non-Competition and General Release Agreement (the “Agreement”) in connection with Mr. Thomas’ resignation as Chief Executive Officer, Chief Financial Officer, President, and as a director of the Company.  Pursuant to the terms of the Agreement, Mr. Thomas resigned such offices effective October 14, 2004.  The Company and Mr. Thomas agreed to terminate that certain Employment Agreement between such parties which was effective January 1, 2004.  Mr. Thomas agreed to become a consultant to the Company for a 90 day period for $5,000 per month pursuant to which Mr. Thomas would provide certain services to the Company up to a maximum of 25 hours per month.  For services requested by the Company’s Board beyond such monthly amount, Mr. Thomas would be paid $200 per hour.  Mr. Thomas would also be reimbursed, consistent with Company internal policy for accrued vacation time and reimbursable business expenses and would have his healthcare benefits extended for the shorter of 18 months or such time as Mr. Thomas obtains comparable replacement coverage.

Mr. Thomas agreed, for a two year period,  not to 1) call on or solicit Company customers, 2) directly or indirectly, become employed by, consult with, manage, own or operate any business engaged in the design, manufacturing, marketing or distribution of (i) emergency parachute recovery systems for recreational, general and commercial aviation aircraft and unmanned aircraft or (ii) general aviation aircraft.  Mr. Thomas also agreed not to divulge any trade secrets or confidential information regarding the Company.  In exchange for such non-competition/non-disclosure agreement, the Company agreed to pay Mr. Thomas an aggregate of $230,000;  $60,000 of which would be paid 15 days after execution of the Agreement if the Agreement was not rescinded and $170,000 of which would be paid over a 24 month period during the compliance of Mr. Thomas’ non-competition /non-disclosure requirements.   The Company also agreed to extend the exercise date of Mr. Thomas’ existing stock options to acquire an aggregate of 60,000 shares of Common Stock for one additional year.  The Company also agreed to reimburse Mr. Thomas for a maximum of $5,000 in legal fees in connection with Mr. Thomas’ resignation.  Finally, the parties agreed to a mutual release.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)           On October 14, 2004, the Registrant issued a press release announcing that Mark B. Thomas has resigned as Chief Executive Officer, President, Chief Financial Officer and Director for personal reasons.  Mr. Thomas will continue with the Company on a consulting basis during the transition to a new president.

(c)           Robert L. Nelson, age 60, Chairman of the Board and a director of the Registrant since 1993, has been named interim Chief Executive Officer of the Company.  Mr. Nelson is also president of Robert L. Nelson and Associates, a consulting firm specializing in aviation.  Mr. Nelson is an instrument rated private pilot and, through December 2000, was on the executive board of the Twin Cities Salvation Army.  He now serves on the Booth Brownhouse advisory board for the Salvation Army.  In addition he is a past president and member of the Woodbury Economic Development Authority and an active arbitrator for the NASD.  Until March 1998, Mr. Nelson was president and chief operations officer of Wipaire, Inc. an aviation float manufacturer.  Mr. Nelson’s past experience in aviation includes positions with Cessna Aircraft Company, Rockwell Aviation Corporation, Grumman American, Grumman Corporation, Senior Vice President of lending with an aviation emphasis, and past president and founder of the National Aircraft Finance Association.  Mr. Nelson is the Chairman of the Audit Committee and a member of the Compensation Committee.

A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits:

99.1 Press Release dated October 14, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ballistic Recovery Systems, Inc.
(Registrant)

Date: October 18, 2004	By:	/s/ Robert L. Nelson
	Name:	Robert L. Nelson
	Title:	Chairman of the Board

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 14, 2004.